[LETTERHEAD OF BARRICK GOLD CORPORATION]

June 17, 2003

Ontario Securities Commission
P. O. Box 55, Suite 800
20 Queen Street West
Toronto, Ontario
M5H 3S8

Dear Sirs:

Re:	Barrick Gold Corporation Preliminary Short-Form Base Shelf Prospectus dated June 17, 2003 Calculation of Interest Coverage

The earnings of Barrick Gold Corporation (the “Corporation”) available to meet interest requirements on outstanding debt for the twelve month periods ended December 31, 2002 and March 31, 2003 are as follows:

		Twelve months ended	Twelve months ended
		December 31, 2002	March 31, 2003

		(in millions of U.S. dollars)
Calculation of Actual Interest Coverage
Net income		$229	$254
Add:	Provision for income taxes	(1)	17
	Interest expense(1)(2)	59	59

Earnings available to meet interest requirements		$287	$330

Interest Coverage		4.9	5.6

(1)	Adjusted to reflect the issuance, repayment, redemption or other retirement of all long-term financial liabilities since December 31, 2002 and all servicing costs incurred or expected to be incurred in relation thereto.

(2)	Includes all interest capitalized during the period.

Sincerely,

BARRICK GOLD CORPORATION

/s/ André R. Falzon

André R. Falzon
Vice President and Controller